EXHIBIT 10.11
ENGLISH SUMMARY OF ISRAEL LEASE AGREEMENT IN HEBREW LANGUAGE
PURSUANT TO RULE 12b-12(d)(3)
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The English summary of the Israel Lease Agreement (the “Lease”) was prepared by Vivi Ziv, Ph.D., M.B.A., General Manager of Intellect Neurosciences (Israel) Ltd. (“INIL”) and Chief Operating Officer of Intellect Neurosciences, Inc.
Note: A copy of the original lease agreement in the Hebrew language will be provided upon the request of the Securities and Exchange Commission staff.
Summary of Each Material Provision
Parties to Lease:
•	Lessor: Africa Israel Nechasim Ltd.

•	Lessee: Intellect Neurosciences (Israel) Ltd.
Address of Lease:
3 Sappir St., Building # 3, 3rd floor, Ness Ziona, 76369, Israel
Description of Leased Property:
The building is designed to house offices and laboratories. It is located within a science park adjacent to buildings with similar purposes, including high tech companies. The leased space rented by INIL is 891 square meters. The leased space occupies one-half of a floor out of a total of four floors. “Area A” and “Area B” of the leased space are adjacent to one another and, together, they form the 891 square meters of leased space. The separation into two areas results from the different rent start dates.
Term of Lease:
•	Initial Term:
•	Area A: 9/5/2006 — 10/14/2011

•	Area B: 1/1/2007 — 10/14/2011
•	Pursuant to an oral agreement, it was agreed that INIL’s obligations to pay rent for Area B commenced on 12/1/2006.
•	Extension of Term:
•	Option to extend by additional 24 months
Rent Terms:
•	Monthly rent amount: $10.75 per square meter
•	$10.75 * 891 meters = $9,578.25 monthly rent
•	Monthly management fee: 8.34 NIS per square meter

•	Value Added Tax (VAT): 15.5% of the total monthly rent

Additional Rent Terms:
•	Rent amount will increase by 5% if INIL extends past 2011
Description of Terms that have been Omitted or Abridged
The English summary above omits or abridges the following sections of the Lease:
•	Section 9: Non-relevance of the “tenant protection law”:
•	Except for the specified rent fees, the lessee has not and is not paying the lessor any additional payments of any kind and the lessee will not be entitled to any kind of payments after evacuating the leased area.
•	Section 10: Maintenance, repairs and services

•	Section 11: Use of the leased space:
•	E.g., need of permits, keeping all equipment within the area and not in public spaces, no use that creates any type of environmental hazard or disturbance, etc.
•	Section 12: Commitment not to make any changes

•	Section 13: Furniture and equipment

•	Section 14: Safe keeping of the leased area

•	Section 15: Liability and indemnification: except for damages caused as result of a direct action or negligence of the lessor:
•	The lessor will not be responsible to harm or damages caused to the lessee or the leased area or the business or equipment.

•	The lessor will not be responsible to bodily or property damages inflicted on the lessee or its employees, subcontractors, visitors, etc.

•	Only the lessee will be responsible to any damages caused to the lessor or third parties resulting out of lessee’s negligence, all with respect to the leased area.

•	The lessee will indemnify the lessor for damages or claims for which the lessee is responsible.
•	Section 16: Insurance

•	Section 17: Access of lessor to the leased property

•	Section 18: No transfer of rights:
•	The lessee may sub-lease part of the leased area to a third party that has been approved in advance by the lessor, as long as the lessee remains the sole responsible party to the commitments of this agreement. The lessee may terminate the agreement prior to the termination date as long as it has found a replacement tenant that will undertake all eth obligation of this agreement.

•	The lessee will notify the lessor as soon as possible, on any change in ownership of the company. In any case, the lessee will remain responsible for all its commitments under this agreement.
•	Section 19: Evacuation

•	Section 20: Guarantees:
•	The lessee will provide the lessor with a bank guarantee letter for an amount equivalent to 7.5 months rent + VAT. This amount will be updated and extended as required.
•	The bank guarantee does not reduce from any right the lesser may have to claim any damages caused to it by the lessee for infringement of the agreement.

•	90 days after return of leased area to the lessor, and pending that all due payments and commitments were made by the lessee, the lessor will return the bank guarantee to the lessee.
•	Section 21: Indemnification of lessor:
•	In any case in which the lessee will not comply with the obligations of the agreement, the lessor will give the lessee 7 days written advance notice, following which the lessor will be entitled to pay or perform on behalf of the lessee and the lessee will be obligated to repay the lessor.
•	Section 22: Interest:
•	If the lessee will be late in any of its due payments, he will be pay interest at an amount which will be the maximum allowed by law.
•	Section 23: Breach:
•	A party to this agreement that will not keep any of its commitments will be obligated to compensate the other party for all damages and losses caused as result of that breach.

•	If the lessee breaches a material breach or a non-material breach which was not corrected with 15 days of receiving notice to that effect from the lessor, the lessor will be entitled to cancel the lease agreement and the lessee will have to evacuate the area within 15 days from this date of notice.
•	Section 24: Transfer of rights by lesser:
•	The lessor is entitled to lease or sell its rights in the Park or the building or the leased area to anyone and for any purpose, as well as perform construction work in the building where the leased area is or in its surroundings without need of consent from the lessee, as long as the lessee rights in the leased area according to this agreement are not effected. The lessee acknowledges that he is aware that similar or competing businesses to his own may be located in other places in the Park.
•	Section 25: Miscellaneous (general statements)

•	Appendix A: Various modifications to the above sections

•	Appendix B: A scheme showing the location of the building in the Weizmann Science Park

•	Appendix C: Lease area plan

•	Appendix D: Insurance certificates

•	Addition to the agreement:
•	Signed to reflect change of location of leased area, whereby INIL moved from the original ground floor to the current third floor, as well as changes in amounts and dates. The conditions detailed at the beginning of this document reflect the new terms.